Exhibit 99.1

Contacts:	Investors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@alliancedata.com

Media
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@alliancedata.com

Alliance Data Reports First Quarter 2017 Results

• Revenue Increases 12 Percent to $1.9 Billion
• EPS Increases 10 Percent to $2.58
• Core EPS Increases 2 Percent to $3.91
• Reiterates Full-Year Guidance

Dallas, TX, April 20, 2017 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the quarter ended March 31, 2017.

SUMMARY	Quarter Ended March 31,
(in millions, except per share amounts)	2017	2016	% Change
Revenue	$1,879	$1,676	+12%
Net income	$146	$159	-8%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$2.58	$2.35	+10%
Diluted shares outstanding	56.7	60.2	-6%
******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA	$501	$493	+2%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$440	$440	+0%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$3.91	$3.84	+2%

(a)	Profitability measures shown above are net of amounts attributable to the minority interest in Netherlands-based BrandLoyalty, referred to as 'non-controlling interest'.
(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
April 20, 2017

Ed Heffernan, president and chief executive officer of Alliance Data, commented, "We reported 12 percent revenue and 2 percent core EPS growth for the first quarter of 2017, which was slightly better than our expectations for high-single-digit revenue growth and flat core EPS. Additionally, segment balance improved during the quarter as continued strong growth at Card Services was accompanied by 7 percent revenue growth at Epsilon – its strongest organic growth rate since the fourth quarter of 2015. Our final segment, LoyaltyOne®, remains on-track to return to solid growth by the third quarter of 2017, as we restore the lost profitability at AIR MILES® resulting from the breakage estimate reset in the fourth quarter of 2016.

Heffernan continued, "Overall, our outlook for full-year 2017 results remains consistent, and all indications continue to support our belief that a significant acceleration (or what I refer to as a "slingshot") will occur in our core EPS growth rate as we move into the back-half of 2017, and throughout 2018."

CONSOLIDATED RESULTS

Revenue increased 12 percent to $1.88 billion and EPS increased 10 percent to $2.58 for the first quarter of 2017. Adjusted EBITDA, net was flat at $440 million, while core EPS increased 2 percent to $3.91 for the first quarter of 2017.

SEGMENT REVIEW

LoyaltyOne: Revenue decreased 6 percent to $333 million while adjusted EBITDA decreased 26 percent to $59 million for the first quarter of 2017, largely due to the breakage estimate reset in the fourth quarter of 2016.

AIR MILES revenue decreased 6 percent to $181 million for the first quarter of 2017 primarily due to a 4 percent decrease in AIR MILES reward miles redeemed. AIR MILES reward miles issued also decreased 4 percent, primarily due to the timing of promotional activity by certain sponsors, particularly around the Easter holiday which is later than the previous year.

AIR MILES increased marketing spend during the first quarter of 2017 in order to stimulate both sponsor and collector engagement following media coverage surrounding the expiration of points. These campaigns, designed to renew excitement in the program and re-engage passive collectors, have led to increased collector activity with our sponsors in recent weeks.

BrandLoyalty revenue decreased 6 percent to $152 million. The decline is principally due to timing as several clients shifted programs executed in the first quarter of 2016 to later quarters in 2017.

Alliance Data Systems Corporation
April 20, 2017

Epsilon: Revenue increased 7 percent to $529 million, and adjusted EBITDA increased 5 percent to $85 million for the first quarter of 2017. Adjusted EBITDA benefited from cost controls implemented last year, which held the increase in payroll and benefits expense during the quarter to 6 percent.

This was the strongest revenue growth quarter in five quarters for Epsilon, driven by double-digit growth in three key product offerings – Automotive, Agency and our digital CRM business powered by Conversant, coming from a combination of both new wins as well as strength in existing client relationships. Importantly, the Technology Platform offering, which exited 2016 at a 13 percent decline in the fourth quarter, narrowed to a 7 percent decline in the first quarter, and is showing positive signs from the introduction of more packaged offerings. The building backlog in this product category through new client wins is expected to support growth in coming quarters. Lastly, the Conversant Agency business, which has muted overall revenue growth for the last nine quarters, appears to be stabilizing, and now represents only 5 percent of Epsilon's revenue.

Card Services: Revenue increased 22 percent to $1.0 billion and adjusted EBITDA, net increased 8 percent to $331 million for the first quarter of 2017.

Gross yields were 25.5 percent for the first quarter of 2017, up approximately 80 basis points from the prior comparable period. Operating expenses increased 3 percent to $316 million, or 7.9 percent of average receivables, down 120 basis points compared to the first quarter of 2016. The loan loss provision increased 83 percent to $315 million for the first quarter of 2017, driven by strong growth in average card receivables and higher principal loss rates. Portfolio funding costs were $61 million for the first quarter of 2017, or 1.5 percent of average credit card receivables, up 12 basis points from the first quarter of 2016.

Credit sales increased 6 percent to $6.6 billion for the first quarter of 2017, bolstered by over a 100 basis point increase in tender share. Average credit card receivables, excluding amounts reclassified as assets held for sale, increased 16 percent to $15.7 billion compared to the first quarter of 2016, while net principal loss rates for the first quarter of 2017 were 6.3 percent, up 110 basis points from last year, primarily due to account seasoning. The delinquency rate was 4.8 percent at March 31, 2017, up 50 basis points from the same time last year.

2017 Guidance

Annual guidance is for revenue of $7.7 billion and core EPS of $18.50.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest,

Alliance Data Systems Corporation
April 20, 2017

core earnings and core earnings per diluted share (core EPS). Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates. The Company uses adjusted EBITDA and adjusted EBITDA, net as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets, including certain intangible assets that were recognized in business combinations, and the non-cash effect of stock compensation expense. Similarly, core earnings and core EPS eliminate non-cash or non-operating items, including, but not limited to, stock compensation expense, amortization of purchased intangibles, amortization of debt issuance and hedging costs, mark-to-market gains or losses on interest rate derivatives, changes to the expiry policy and regulatory settlements. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the News and Investors sections on the Company's website (www.alliancedata.com). The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core EPS represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, April 20, 2017 at 8:30 a.m. (Eastern Time) to discuss the Company's first-quarter 2017 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "77386549". The replay will be available at approximately 11:45 a.m. (Eastern Time) on Thursday, April 20, 2017.

About Alliance Data

Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.

Alliance Data Systems Corporation
April 20, 2017

Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  Examples of forward-looking statements include, but are not limited to, statements we make regarding our expected operating results, future economic conditions including currency exchange rates, future dividend declarations and the guidance we give with respect to our anticipated financial performance.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Alliance Data Systems Corporation
April 20, 2017

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016

Revenue	$1,879.0	$1,676.1
Operating expenses:
Cost of operations	1,086.7	1,031.5
Provision for loan loss	315.1	171.9
Depreciation and amortization	124.8	128.4
Total operating expenses	1,526.6	1,331.8
Operating income	352.4	344.3
Interest expense, net:
Securitization funding costs	35.2	30.4
Interest expense on deposits	26.0	17.2
Interest expense on long-term and other debt, net	64.0	51.2
Total interest expense, net	125.2	98.8
Income before income tax	$227.2	$245.5
Income tax expense	80.8	86.6
Net income	$146.4	$158.9
Less: Net income attributable to non-controlling interest	—	1.8
Net income attributable to common stockholders	$146.4	$157.1

Per share data:

Numerator
Net income attributable to common stockholders	$146.4	$157.1
Less: Accretion of redeemable non-controlling interest	—	15.9
Net income attributable to common stockholders after accretion of redeemable non-controlling interest	$146.4	$141.2

Denominator
Weighted average shares outstanding – basic	56.4	59.8
Weighted average shares outstanding - diluted	56.7	60.2

Basic – Net income attributable to common stockholders	$2.60	$2.36
Diluted – Net income attributable to common stockholders	$2.58	$2.35

Alliance Data Systems Corporation
April 20, 2017

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$1,866.8	$1,859.2
Credit card and loan receivables:
Credit card and loan receivables	15,762.0	16,543.9
Allowance for loan loss	(1,020.2)	(948.0)
Credit card and loan receivables, net	14,741.8	15,595.9
Credit card and loan receivables held for sale	405.2	417.3
Redemption settlement assets, restricted	513.0	324.4
Intangible assets, net	934.7	1,003.3
Goodwill	3,808.6	3,800.7
Other assets	2,372.6	2,513.3
Total assets	$24,642.7	$25,514.1

Liabilities and Stockholders' Equity
Deferred revenue	$917.0	$931.5
Deposits	8,205.3	8,391.9
Non-recourse borrowings of consolidated securitization entities	6,191.8	6,955.4
Long-term and other debt	6,273.6	5,601.4
Other liabilities	1,691.5	1,975.7
Total liabilities	23,279.2	23,855.9
Stockholders' equity	1,363.5	1,658.2
Total liabilities and stockholders' equity	$24,642.7	$25,514.1

Alliance Data Systems Corporation
April 20, 2017

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Three Months Ended March 31,
	2017	2016 (1)

Cash Flows from Operating Activities:
Net income	$146.4	$158.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	124.8	128.4
Deferred income taxes	(12.2)	(2.7)
Provision for loan loss	315.1	171.9
Non-cash stock compensation	23.5	19.9
Amortization of deferred financing costs	9.5	8.4
Change in operating assets and liabilities	(150.7)	(245.8)
Originations of loan receivables held for sale	(1,852.2)	(1,623.0)
Sales of loan receivables held for sale	1,847.9	1,621.4
Other	35.4	42.7
Net cash provided by operating activities	487.5	280.1

Cash Flows from Investing Activities:
Change in redemption settlement assets	(186.3)	(8.0)
Change in restricted cash	(5.1)	(312.2)
Change in credit card and loan receivables	523.5	383.9
Purchase of credit card portfolios	—	(755.3)
Capital expenditures	(46.6)	(54.9)
Other	(4.5)	(1.2)
Net cash provided by (used in) investing activities	281.0	(747.7)

Cash Flows from Financing Activities:
Borrowings under debt agreements	1,763.2	1,712.9
Repayments of borrowings	(1,098.9)	(1,227.2)
Issuances of deposits	581.9	1,136.9
Repayments of deposits	(770.6)	(659.5)
Non-recourse borrowings of consolidated securitization entities	180.0	880.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(945.0)	(1,040.0)
Acquisition of non-controlling interest	—	(102.0)
Purchase of treasury shares	(415.0)	(408.8)
Dividends paid	(29.0)	—
Other	(29.5)	(28.6)
Net cash (used in) provided by financing activities	(762.9)	263.7

Effect of exchange rate changes on cash and cash equivalents	2.0	5.9
Change in cash and cash equivalents	7.6	(198.0)
Cash and cash equivalents at beginning of period	1,859.2	1,168.0
Cash and cash equivalents at end of period	$1,866.8	$970.0

(1)
Adjusted to reflect the adoption of Accounting Standards Update ("ASU") 2016-09, "Improvements to Employee Share-Based
Payment Accounting." The effect of the adoption of the standard was to increase cash flows from operating activities by $22.7 million and to decrease cash flows from financing activities by $22.7 million for the three months ended March 31, 2016.

Alliance Data Systems Corporation
April 20, 2017

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2017	2016	Change
Segment Revenue:
LoyaltyOne	$333.1	$354.6	(6)%
Epsilon	529.4	493.3	7
Card Services	1,023.2	835.5	22
Corporate/Other	—	0.1	nm *
Intersegment Eliminations	(6.7)	(7.4)	nm *
Total	$1,879.0	$1,676.1	12%
Segment Adjusted EBITDA, net:
LoyaltyOne	$58.7	$73.7	(20)%
Epsilon	85.0	80.7	5
Card Services	330.7	307.5	8
Corporate/Other	(34.9)	(22.4)	56
Total	$439.5	$439.5	—%

Key Performance Indicators:
Credit card statements generated	72.2	65.5	10%
Credit sales	$6,579.2	$6,178.2	6%
Average receivables	$15,685.4	$13,536.7	16%
AIR MILES reward miles issued	1,235.9	1,286.3	(4)%
AIR MILES reward miles redeemed	1,226.3	1,283.9	(4)%

* nm-not meaningful

Alliance Data Systems Corporation
April 20, 2017

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016

Adjusted EBITDA and Adjusted EBITDA, net:
Net income	$146.4	$158.9
Income tax expense	80.8	86.6
Total interest expense, net	125.2	98.8
Depreciation and other amortization	44.7	39.8
Amortization of purchased intangibles	80.1	88.6
Stock compensation expense	23.5	19.9
Adjusted EBITDA	$500.7	$492.6
Less: Funding costs (1)	61.2	47.6
Less: Adjusted EBITDA attributable to non-controlling interest	—	5.5
Adjusted EBITDA, net of funding costs and non-controlling interest	$439.5	$439.5

Core Earnings:
Net income	$146.4	$158.9
Add back: non-cash/ non-operating items:
Stock compensation expense	23.5	19.9
Amortization of purchased intangibles	80.1	88.6
Non-cash interest (2)	10.2	6.4
Income tax effect (3)	(38.3)	(38.9)
Core earnings	$221.9	$234.9
Less: Core earnings attributable to non-controlling interest	—	4.0
Core earnings attributable to common stockholders	$221.9	$230.9

Weighted average shares outstanding - diluted	56.7	60.2
Core earnings attributable to common stockholders per share - diluted	$3.91	$3.84

(1)	Represents interest expense on deposits and securitization funding costs.
(2)	Represents amortization of debt issuance and hedging costs.
(3)	Represents the tax effect for the related non-GAAP measure adjustments using the expected effective tax rate for each respective period.

Alliance Data Systems Corporation
April 20, 2017

	Three Months Ended March 31, 2017
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$37.4	$(1.6)	$363.1	$(46.5)	$352.4
Depreciation and amortization	19.2	77.9	25.7	2.0	124.8
Stock compensation expense	2.1	8.7	3.1	9.6	23.5
Adjusted EBITDA	58.7	85.0	391.9	(34.9)	500.7
Less: Funding costs	—	—	61.2	—	61.2
Less: Adjusted EBITDA attributable to non‑controlling interest	—	—	—	—	—
Adjusted EBITDA, net	$58.7	$85.0	$330.7	$(34.9)	$439.5

	Three Months Ended March 31, 2016
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$55.7	$(12.5)	$331.3	$(30.2)	$344.3
Depreciation and amortization	20.9	84.7	20.1	2.7	128.4
Stock compensation expense	2.6	8.5	3.7	5.1	19.9
Adjusted EBITDA	79.2	80.7	355.1	(22.4)	492.6
Less: Funding costs	—	—	47.6	—	47.6
Less: Adjusted EBITDA attributable to non‑controlling interest	5.5	—	—	—	5.5
Adjusted EBITDA, net	$73.7	$80.7	$307.5	$(22.4)	$439.5